EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 19, 2005 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.177270 per unit, payable on September 15, 2005, to unitholders of record on August 31, 2005.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in June.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,488,000	83,000	$5.74

Prior Month Distribution	2,577,000	83,000	$6.34

(a)       Sales volumes are recorded in the month the trust receives the related net profits income.  Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Nine wells are currently being drilled on the underlying properties.  Budgeted development costs of $3,300,000 were deducted for this distribution. Production expense for the month was $1,507,000 and overhead was $662,000.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis	Louis G. Baldwin
	Vice President	Executive Vice President &
	Bank of America, N.A.	Chief Financial Officer
	(Toll Free)	XTO Energy, Inc.
	877/228-5083	817/870-2800